We consent to the incorporation by reference in Registration Statement Nos. 333-101708, 333-66398, 333-74595, 333-67693, 333-43203, 333-21669, 333-21671,
033-94522, 033-60562 and 033-48982 on Form S-8 and Registration Statement Nos. 333-107135 and 333-67942 on Form S-3 of Valence Technology, Inc. of our report dated June 14, 2004 appearing in the Annual Report on Form 10-K of Valence Technology, Inc. for the year ended March 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standard Statement No.142).


/s/ DELOITTE & TOUCHE LLP
------------------------------
DELOITTE & TOUCHE LLP


Austin, Texas
June 14, 2004